Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-202050 and 333-192931 on Form S-8 of our report dated May 26, 2015, relating to the consolidated financial statements of Covisint Corporation and subsidiaries appearing in this Annual Report on Form 10-K of Covisint Corporation for the year ended March 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
June 5, 2017